Exhibit 15.1

KPMG Audit Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris La Défense Cedex France	Téléphone : +33 (0)1 55 68 68 68 Télécopie : +33 (0)1 55 68 73 00 Site internet : www.kpmg.fr

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Talend S.A.

We consent to the incorporation by reference in the registration statement (No. 333-212743) on Form S-8 of Talend S.A. of our report dated March 6, 2017, with respect to the consolidated statements of financial position of Talend S.A. and subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 20-F of Talend S.A.

Paris La Défense, France

March 6, 2017

KPMG S.A.

/s/ Grégoire Menou Grégoire Menou	/s/ Jacques Pierre Jacques Pierre
Partner	Partner